SCHEDULE 14A INFORMATION
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                        DWS RREEF Real Estate Fund, Inc.
                (Name of Registrants as Specified in Its Charter)

                             SUSAN L. CICIORA TRUST
                           c/o Stephen C. Miller, Esq.
                          and Joel L. Terwilliger, Esq.
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302
                                  (303)442-2156
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                             SUSAN L. CICIORA TRUST
                           c/o Stephen C. Miller, P.C.
                 2344 Spruce Street, Suite A, Boulder, CO 80302

                                                                    June 2, 2009

Fellow Stockholders of DWS RREEF Real Estate Fund, Inc. ("SRQ"):

            The Stockholders Have Spoken, But is the Board Listening?

Thanks to your vote against SRQ's ill-fated liquidation proposal, we soundly defeated management's attempt to liquidate our fund by more than a 2-to-1 vote. Unlike SRQ's investment managers Deutsche Asset Management, Inc. and RREEF America, LLC, we aren't ready to call it quits.

The final results? AGAINST: 5,995,333 and FOR: 2,898,268

Clearly, the stockholders have spoken. 66.5% of those voting voted against the Board's recommendation. But will the Board listen and terminate Deutsche Asset Management, Inc. and RREEF America, LLC and avoid further losses to SRQ?

The Trust has communicated with the Board recommending termination of Deutsche Asset Management, Inc. and RREEF America, LLC immediately and replacement of members of the Board. It is the Board's fiduciary duty to make a change, as Deutsche Asset Management, Inc. and RREEF America, LLC clearly have shown that they are no longer fit to manage SRQ.

By recommending liquidation of SRQ, the Board essentially told stockholders that they have no confidence in Deutsche Asset Management, Inc. and RREEF America, LLC to run our fund! Every day that passes during which Deutsche Asset Management, Inc. and RREEF America, LLC continue to manage SRQ is in direct contravention to what the Board told stockholders.

The Board has a duty to save what little is left in SRQ and embrace the changes that stockholders supported. An independent adviser, RiskMetrics Group, stated that it believed the Trust, through its affiliations with the Boulder-based advisers, may be able to "effectuate change that is critical to improving the performance of [SRQ], rather than liquidating."* Stockholders have voted, an independent adviser has weighed in, and the conclusion is overwhelming: terminate the investment management agreement with Deutsche Asset Management, Inc. and RREEF America, LLC, hire the Trust's investment managers, and replace the current Board with directors who have greater confidence in the Fund's future.

              It's Time to Take the Steps Necessary to Rebuild SRQ

Now it's time for us to take back SRQ. The Trust heard you speak - emails, letters, phone calls, faxes, and so on all have a similar message - replace the advisers and current members of the Board with new members nominated by the Trust. You also voiced frustration and anger at the Board's decision to adopt a poison pill plan and other impediments that by their design could thwart the will of stockholders and are an affront to basic standards of good corporate governance. The Trust appreciates your support and has submitted various proposals to the Board to give us - the stockholders - what we want; a new direction in SRQ. However, the Board has not responded and continues to ignore the overwhelming voice of stockholders.

We hope the Board does the right thing and responds positively to our proposals. However, if the Board elects not to pursue this course of action, the Trust intends to pursue these and other stockholder-supported proposals in a proxy contest at the upcoming annual meeting.

Soon, you will receive materials from the Trust, seeking your support for various proposals which we believe will be beneficial for SRQ and its stockholders. Please read those materials carefully as they directly impact the future of SRQ. Together, we can do it again. Together we can get this fund back on the road to recovery. We invite your participation and comments at WWW.SRQSRO.COM, a soon-to-be-active web-blog-site dedicated solely to taking back SRQ.

Best wishes from a fellow stockholder. Yours truly,

Stewart R. Horejsi
Representative for the Susan L. Ciciora Trust

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The Susan L. Ciciora  Trust (the  "Trust")  will soon file a  preliminary  joint proxy statement in connection with the 2009 annual meeting of DWS RREEF Real Estate Fund and DWS RREEF Real Estate Fund II stockholders. Stockholders are strongly advised to read the Trust's joint proxy statement and the accompanying GREEN proxy card, as they will contain important information, including information relating to the participants in such joint proxy solicitation.
Stockholders  can  obtain  this  joint  proxy   statement,   any  amendments  or
supplements to the proxy statement and other documents filed by the Trust with the Securities and Exchange Commission (SEC) for free at the internet website maintained by the SEC at www.sec.gov.

Stockholders will also be able to access more information regarding taking back our investments in SRQ by going to www.SRQSRO.com.

*Permission to use quotation neither sought nor obtained.